Calpine Reports First Quarter 2013 Results
May 2, 2013

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Bryan Kimzey
713-830-8883	713-830-8777
norma.dunn@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FIRST QUARTER 2013 RESULTS,
REAFFIRMS 2013 GUIDANCE

Summary of First Quarter 2013 Financial Results (in millions, except per share amounts):

	Three Months Ended March 31,
	2013	2012	% Change

Operating Revenues	$1,241	$1,236	0.4%
Commodity Margin	$461	$517	(10.8)%
Adjusted EBITDA	$286	$325	(12.0)%
Adjusted Free Cash Flow	$(43)	$(27)
Per Share (diluted)	$(0.10)	$(0.06)
Net Loss[1]	$(125)	$(9)
Per Share (diluted)	$(0.28)	$(0.02)
Net Loss, As Adjusted[2]	$(70)	$(65)

2013 Full Year Guidance (in millions, except per share amounts):

2013

Adjusted EBITDA	$1,800 - 1,960
Adjusted Free Cash Flow	$615 - 775
Per Share Estimate (diluted)	$1.50

Recent Achievements:

•	Operations:

—	Generated approximately 25 million MWh[3] of electricity in the first quarter of 2013

—	Delivered exceptionally low fleetwide forced outage factor: 1.5%

—	Maintained remarkable first quarter fleetwide starting reliability: 98%

•	Capital Management:

—	Commenced construction on the first phase of Garrison Energy Center in April 2013

—	Launched refinancing of our CCFC notes to extend maturity and capture material interest savings

—	Repurchased approximately $58 million of our common stock under current $400 million authorization, bringing the cumulative total to $658 million of our $1 billion total authorized program

•	Regulatory:

—	Maintained active advocacy efforts at state and federal levels

__________

[1]	Reported as net loss attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Refer to Table 1 for further detail of Net Loss, As Adjusted.

[3]	Includes generation from power plants owned but not operated by Calpine and our share of generation from unconsolidated power plants.

Calpine Reports First Quarter 2013 Results
May 2, 2013

Calpine Reports First Quarter 2013 Results
May 2, 2013

(HOUSTON, Texas) May 2, 2013 – Calpine Corporation (NYSE: CPN) today reported first quarter 2013 Adjusted EBITDA of $286 million, compared to $325 million in the prior year period, and Adjusted Free Cash Flow of $(43) million, or $(0.10) per diluted share, compared to $(27) million, or $(0.06) per diluted share, in the prior year period. Net Loss1 for the first quarter was $125 million, or $0.28 per diluted share, compared to a Net Loss1 of $9 million, or $0.02 per diluted share, in the prior year period. Net Loss, As Adjusted2, for the first quarter of 2013 was $70 million compared to $65 million in the prior year period. The declines in first quarter Adjusted EBITDA, Adjusted Free Cash Flow and Net Loss, As Adjusted2 in the first quarter of 2013 compared to 2012 were consistent with previous disclosures and were driven primarily by lower Commodity Margin, largely as a result of changes in our portfolio, a move towards seasonal hedging in 2013 compared to annual hedging in 2012 and lower generation due to the reversal of coal-to-gas switching that occurred during the first quarter of 2012.

“Our first quarter results were in line with our expectations, driven by a meaningful increase in the price of natural gas that put gas-fired plants back on the margin in Texas and the Southeast,” said Jack Fusco, Calpine’s Chief Executive Officer. “It is worth noting that the quarterly distribution of our 2013 Adjusted EBITDA performance will be different than in past years due to previously announced portfolio changes. Late last year, we sold two non-core contracted plants and bought a merchant plant in Texas; this summer, we will place in service two new contracted plants in California. As a result of these portfolio changes, when combined with a more summer-weighted hedge profile and expected increases in regulatory capacity payments later this year, we expect that a higher proportion of our Adjusted EBITDA will be realized in the second half of 2013. Therefore, we reaffirm our 2013 full-year guidance ranges for Adjusted EBITDA and Adjusted Free Cash Flow of $1,800 million to $1,960 million and $615 million to $775 million, respectively, and our Adjusted Free Cash Flow Per Share estimate of $1.50.”
SUMMARY OF FINANCIAL PERFORMANCE

First Quarter Results

Adjusted EBITDA for the first quarter of 2013 was $286 million, compared to $325 million in the prior year period. The year-over-year decrease in Adjusted EBITDA was primarily due to a $56 million decrease in Commodity Margin, partially offset by a $16 million decrease in plant operating expense4. The decrease in Commodity Margin was primarily due to:

–	the sale of Broad River and Riverside Energy Centers, partially offset by the acquisition of Bosque Energy Center in the fourth quarter of 2012

–	lower spark spreads and generation output resulting from a reversal of coal-to-gas switching primarily in our Texas, North and Southeast segments and

–	lower contribution from hedges due to a shift from the use of annual hedges in 2012 to more seasonal hedges in 2013, primarily in our Texas segment, partially offset by

+	higher revenue from tolling contracts in our West and Southeast segments.
The decrease in plant operating expense4 was primarily due to the reversal of retroactive regulatory fees for which we determined the likelihood of payment was not probable based on the actions of regulatory officials.

Net Loss1 was $125 million for the first quarter of 2013, compared to a Net Loss1 of $9 million in the prior year period. As detailed in Table 1, Net Loss, As Adjusted2, was $70 million in the first quarter of 2013 compared to $65 million in the prior year period. The year-over-year decline was driven largely by:

–	lower Commodity Margin, as previously discussed, partially offset by

+	higher income tax benefit primarily related to a decrease in various state and foreign jurisdiction income taxes.

__________

[4]
Decrease in plant operating expense excludes changes in major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs. See the table titled “Consolidated Adjusted EBITDA Reconciliation” for the actual amounts of these items for the three months ended March 31, 2013 and 2012.

Calpine Reports First Quarter 2013 Results
May 2, 2013

Table 1: Net Loss, As Adjusted

	Three Months Ended March 31,
	2013	2012
	(in millions)
Net loss attributable to Calpine	$(125)	$(9)
Debt extinguishment costs(1)	—	12
Unrealized MtM (gain) loss on derivatives(1) (2)	55	(224)
Other items (1) (3)	—	156
Net Loss, As Adjusted(4)	$(70)	$(65)
__________

(1)	Shown net of tax, assuming a 0% effective tax rate for these items.

(2)
In addition to changes in market value on derivatives not designated as hedges, changes in unrealized (gain) loss also includes de-designation of interest rate swap cash flow hedges and related reclassification from AOCI into earnings, hedge ineffectiveness and adjustments to reflect changes in credit default risk exposure.

(3)
Other items include realized mark-to-market losses associated with the settlement of non-hedged interest rate swaps totaling nil and $156 million for the three months ended March 31, 2013 and 2012, respectively.

(4)	See “Regulation G Reconciliations” for further discussion of Net Loss, As Adjusted.

REGIONAL SEGMENT REVIEW OF RESULTS

Table 2: Commodity Margin by Segment (in millions)

	Three Months Ended March 31,
	2013	2012	Variance
West	$202	$208	$(6)
Texas	76	109	(33)
North	142	144	(2)
Southeast	41	56	(15)
Total	$461	$517	$(56)

West Region

First Quarter: Commodity Margin in our West segment decreased by $6 million in the first quarter of 2013 compared to the prior year period. Primary drivers were:

–	lower contribution from hedges, partially offset by

+	higher revenue from a tolling contract and

+	higher spark spreads on our open position driven by improved market conditions.

Texas Region

First Quarter:  Commodity Margin in our Texas segment decreased by $33 million in the first quarter of 2013 compared to the prior year period. Primary drivers were:
–    lower spark spreads and lower generation output resulting from a reversal of coal-to-gas switching and

–	lower contribution from hedges primarily due to a shift from annual to seasonal hedging activity, partially offset by

+	the acquisition of Bosque Energy Center in November 2012.

Calpine Reports First Quarter 2013 Results
May 2, 2013

North Region

First Quarter:  Commodity Margin in our North segment was comparable in the first quarter of 2013 to the prior year period. Primary drivers were:

–	the sale of Riverside Energy Center in December 2012 and

–	lower spark spreads and lower generation output resulting from a reversal of coal-to-gas switching, partially offset by

+	higher regulatory capacity revenues and

+	higher contribution from hedges.

Southeast Region

First Quarter: Commodity Margin in our Southeast segment decreased by $15 million in the first quarter of 2013 compared to the prior year period. Primary drivers were:

–	the sale of Broad River Energy Center in December 2012 and

–	lower spark spreads and lower generation output resulting from a reversal of coal-to-gas switching, partially offset by

+	a new tolling contract effective in January 2013 and
+    higher contribution from hedges.

LIQUIDITY AND CAPITAL RESOURCES

Table 3: Liquidity

	March 31,	December 31,
	2013	2012
	(in millions)
Cash and cash equivalents, corporate(1)	$786	$1,153
Cash and cash equivalents, non-corporate	176	131
Total cash and cash equivalents	962	1,284
Restricted cash	199	253
Corporate Revolving Facility availability	778	757
Letter of credit availability(2)	—	—
Total current liquidity availability	$1,939	$2,294
__________

(1)	Includes $1 million and $11 million of margin deposits posted with us by our counterparties at March 31, 2013 and December 31, 2012, respectively.

(2)
As a result of the completion of the sale of Riverside Energy Center, LLC, a wholly owned subsidiary of CDHI, on December 31, 2012, we are required to cash collateralize letters of credit issued in excess of $225 million until replacement collateral is contributed to the CDHI collateral package, which we are in the process of arranging. At March 31, 2013, we had $25 million in outstanding letters of credit issued in excess of $225 million under our CDHI letter of credit facility that were collateralized by cash. We do not believe that this change will have a material impact on our liquidity.

Liquidity remained strong at approximately $1.9 billion as of March 31, 2013.

Cash flows from operating activities in the first quarter of 2013 resulted in net outflows of $157 million compared to net inflows of $71 million in the first quarter of 2012. The difference was primarily due to an increase in working capital employed resulting from increased margin requirements associated with higher commodity prices. In addition, a decrease in income from operations, adjusted for non-cash items, further contributed to the period-over-period decline. These decreases in cash flows from operating activities were partially offset by less cash paid for interest due to the refinancing activities during the fourth quarter of 2012 and first quarter of 2013, as well as lower debt extinguishment costs, which were incurred in the first quarter of 2012 and did not recur in the first quarter of 2013.

Calpine Reports First Quarter 2013 Results
May 2, 2013

Cash flows used in investing activities were $122 million in the first quarter of 2013 compared to $314 million in the prior year period. The decrease was driven largely by the termination of legacy interest rate swaps in the prior year period that did not occur in the first quarter of 2013, as well as a larger decrease in restricted cash in 2013 as compared to 2012, primarily due to a release of cash collateral related to lower exposure on letter of credit facilities and reduced major maintenance reserve requirements resulting from our plant outage schedule.

Cash flows used in financing activities were $43 million in the first quarter of 2013, largely driven by share repurchases and repayments on project debt, partially offset by the receipt of proceeds from project debt related to our Russell City and Los Esteros construction projects.

Adjusted Free Cash Flow was $(43) million for the first quarter of 2013 compared to $(27) million for the prior year period. Adjusted Free Cash Flow decreased during the period primarily due to the decrease in Adjusted EBITDA, as previously discussed. Partially offsetting this decline were lower interest expense associated with a decrease in our annual effective interest rate on consolidated debt and lower major maintenance capital expenditures related to our plant outage schedule.

Consistent with our focus on delivering Adjusted Free Cash Flow Per Share growth, on April 22, 2013, we announced that CCFC, our indirect, wholly owned subsidiary, is pursuing a potential debt refinancing whereby CCFC will enter into a new senior secured term loan and the funds will be used to repay the CCFC Notes. The timing, size and terms of any potential refinancing and the use of proceeds thereof are subject to market and other conditions and we make no assurance that such actions will take place.

CAPITAL ALLOCATION

Share Repurchase Program
In February 2013, our Board of Directors authorized the repurchase of an additional $400 million in shares of our common stock, bringing the cumulative authorization total to $1 billion. As of the date of this release, we have repurchased a total of approximately 3 million shares of our outstanding common stock under the additional $400 million authorization for approximately $58 million at an average price paid of $18.97 per share.

PLANT DEVELOPMENT

West:
Russell City Energy Center: Construction at our Russell City Energy Center continues to move forward. Upon completion, this project will bring on line approximately 429 MW of net interest baseload capacity (464 MW with peaking capacity) representing our 75% share. Construction is ongoing and COD is expected in the third quarter of 2013. Upon completion, the Russell City Energy Center is contracted to deliver its full output to PG&E under a 10-year PPA.

Los Esteros Critical Energy Facility: During 2009, we and PG&E negotiated a new PPA to replace the existing California Department of Water Resources contract and facilitate the upgrade of our Los Esteros Critical Energy Facility from a 188 MW simple-cycle generation power plant to a 309 MW combined-cycle generation power plant, which will also increase the efficiency and environmental performance of the power plant by lowering the heat rate. Construction is ongoing and COD is expected in the third quarter of 2013.

Texas:
Channel and Deer Park Expansions: In September and November 2011, we filed air permit applications with the Texas Commission on Environmental Quality (TCEQ) and the EPA to expand the baseload capacity of our Deer Park and Channel Energy Centers by approximately 260 MW5 each. We received air permit approvals from the TCEQ for our Deer Park and Channel expansion projects in September and October 2012, respectively, and from the EPA in November 2012. Construction on these expansion projects commenced in the fourth quarter of 2012. We expect COD during the second

___________

5 Represents incremental baseload capacity at annual average conditions. Incremental summer peaking capacity is approximately 200 MW per unit, supplemented by incremental efficiencies across the balance of plant.

Calpine Reports First Quarter 2013 Results
May 2, 2013

quarter of 2014 for these expansions and are currently evaluating funding sources including, but not limited to, nonrecourse financing, corporate financing or internally generated funds.

North:
Garrison Energy Center: We continue to advance the development of as much as 618 MW of combined-cycle capacity in Delaware at a site secured by a long-term lease with the City of Dover. We are pursuing the development of this project in two separate phases. The capacity from the first phase (309 MW) cleared PJM’s 2015/2016 base residual auction. Construction on the first phase commenced in April 2013, and we expect COD by the second quarter of 2015. We are currently evaluating funding sources for this phase of development, including, but not limited to, nonrecourse financing, corporate financing or internally generated funds. With respect to the second phase (309 MW), we are in early stages of development. PJM has completed a feasibility study for this phase and the system impact study is currently underway.
Deepwater Energy Center: We are currently evaluating our Deepwater facility since the existing 158 MW fossil fuel steam-based power plant will be decommissioned by May 1, 2015. The Deepwater development opportunity would add approximately 350 MW of new combined-cycle capacity and leverage existing infrastructure. Several outstanding early development issues must be resolved before the project will be advanced.

Mankato Power Plant Expansion: We are proposing a 345 MW expansion of the Mankato Power Plant in response to a competitive resource acquisition process established by the Minnesota Public Utilities Commission (MPUC). The process, which will be managed via a contested case hearing, is intended to address a capacity shortfall in the Northern States
Power service territory of up to 500 MW over the 2017 to 2019 time frame. The MPUC will evaluate proposals for intermediate and/or peaking capacity to meet all or part of the 500 MW needed. We expect that winning bidders will be identified in the fourth quarter of 2013.

All Segments:
Turbine Modernization: We continue to move forward with our turbine modernization program. Through March 31, 2013, we have completed the upgrade of eleven Siemens and eight GE turbines totaling approximately 200 MW and have committed to upgrade approximately five additional turbines. Similarly, we have the opportunity at several of our power plants in Texas to implement further modernizations to add as much as 300 MW of incremental capacity across the region at attractive prices. Our decision to invest in these modernizations depends upon, among other things, further clarity on market design reforms currently being considered by the Public Utility Commission of Texas.

OPERATIONS UPDATE

First Quarter 2013 Power Operations Achievements:

•	Safety Performance:

—	Maintained top quartile[6] safety metrics, recording a 0.9 Total Recordable Incident Rate

•	Availability Performance:

—	Delivered remarkable fleetwide forced outage factor: 1.5%

—	Maintained impressive fleetwide starting reliability: 98%

•	Geothermal Generation:

—	Provided more than 1.5 million MWh of renewable baseload generation with a remarkable 0.22% forced outage factor

•	Natural Gas-fired Generation:

—	Hermiston Power Project: Produced a fleet-best 91% capacity factor, 100% availablity factor

—	Commenced construction on the first phase of Garrison Energy Center in April 2013

___________

6 According to EEI Safety Survey (2011). Includes generation companies only.

Calpine Reports First Quarter 2013 Results
May 2, 2013

FINANCIAL OUTLOOK
(in millions, except per share amounts)

Full Year 2013

Adjusted EBITDA	$1,800 - 1,960
Less:
Operating lease payments	35
Major maintenance expense and maintenance capital expenditures(1)	370
Cash interest, net(2)	755
Cash taxes	15
Other	10
Adjusted Free Cash Flow	$615 - 775
Per Share Estimate (diluted)	$1.50

Growth capital expenditures (net of debt funding)	$(250)
Debt amortization	$(140)
________

(1)
Includes projected major maintenance expense of $210 million and maintenance capital expenditures of $160 million. Capital expenditures exclude major construction and development projects. 2013 figures exclude a non-recurring IT system upgrade.

(2)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

As detailed above, today we are reaffirming our 2013 guidance, having recently raised the lower end of the range. We project Adjusted EBITDA of $1,800 million to $1,960 million and Adjusted Free Cash Flow of $615 million to $775 million. We expect to invest $250 million, net of debt funding, in growth-related projects during the year, including our Garrison Energy Center development project and the expansion of our Deer Park and Channel Energy Centers. (Though our construction projects at Russell City and Los Esteros continue into 2013, we met our equity contribution requirements on these projects in 2011, such that all costs incurred in 2013 will be funded from the project debt we have secured for these projects.)

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the first quarter of 2013 on Thursday, May 2, 2013, at 10 a.m. ET / 9 a.m. CT. A listen-only webcast of the call may be accessed through our website at www.calpine.com, or by dialing (800) 447-0521 in the U.S. or (847) 413-3238 outside the U.S. The confirmation code is 34608176. An archived recording of the call will be made available for a limited time on our website or by dialing (888) 843-7419 in the U.S. or (630) 652-3042 outside the U.S. and providing confirmation code 34608176. Presentation materials to accompany the conference call will be available on our website on May 2, 2013.

ABOUT CALPINE

Calpine Corporation generates more electricity than any other independent power producer in America, with a fleet of 93 power plants in operation or under construction, representing more than 27,000 megawatts of generation capacity in operation. Serving customers in 20 states and Canada, we specialize in developing, constructing, owning and operating natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our clean, efficient, modern and flexible fleet is uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. We focus on competitive wholesale power markets and advocate for market-driven solutions that result in nondiscriminatory forward price signals for investors. Please visit www.calpine.com to learn more about why Calpine is a generation ahead - today.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, has been filed with the Securities and Exchange Commission (SEC) and may be found on the SEC’s website at www.sec.gov.

Calpine Reports First Quarter 2013 Results
May 2, 2013

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability to hedge risks;

•
Laws, regulation and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs and to comply with covenants under our First Lien Notes, Corporate Revolving Facility, First Lien Term Loans, CCFC Notes and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of wastewater to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•	The unknown future impact on our business from the Dodd-Frank Act and the rules to be promulgated thereunder;

•	Competition, including risks associated with marketing and selling power in the evolving energy markets;

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenues may not occur at expected levels;

•	Natural disasters, such as hurricanes, earthquakes and floods, acts of terrorism or cyber attacks that may impact our power plants or the markets our power plants serve and our corporate headquarters;

•	Disruptions in or limitations on the transportation of natural gas, fuel oil and transmission of power;

•	Our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions; and

•	Other risks identified in this press release and in our 2012 Form 10-K.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports First Quarter 2013 Results
May 2, 2013

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	(Unaudited)
	Three Months Ended March 31,
	2013	2012
Operating revenues:
Commodity revenue	$1,308	$1,212
Unrealized mark-to-market gain (loss)	(71)	22
Other revenue	4	2
Operating revenues	1,241	1,236
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	835	691
Unrealized mark-to-market (gain)	(14)	(56)
Fuel and purchased energy expense	821	635
Plant operating expense	227	221
Depreciation and amortization expense	146	140
Sales, general and other administrative expense	33	33
Other operating expenses	18	21
Total operating expenses	1,245	1,050
(Income) from unconsolidated investments in power plants	(8)	(9)
Income from operations	4	195
Interest expense	176	185
Loss on interest rate derivatives	—	14
Interest (income)	(2)	(3)
Debt extinguishment costs	—	12
Other (income) expense, net	5	2
Loss before income taxes	(175)	(15)
Income tax benefit	(50)	(6)
Net loss	(125)	(9)
Net income attributable to the noncontrolling interest	—	—
Net loss attributable to Calpine	$(125)	$(9)

Basic and diluted loss per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	451,706	478,106
Net loss per common share attributable to Calpine — basic and diluted	$(0.28)	$(0.02)

Calpine Reports First Quarter 2013 Results
May 2, 2013

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2013	2012
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$962	$1,284
Accounts receivable, net of allowance of $2 and $6	483	437
Margin deposits and other prepaid expense	303	244
Restricted cash, current	142	193
Derivative assets, current	514	339
Inventory and other current assets	352	335
Total current assets	2,756	2,832
Property, plant and equipment, net	13,052	13,005
Restricted cash, net of current portion	57	60
Investments in power plants	92	81
Long-term derivative assets	149	98
Other assets	463	473
Total assets	$16,569	$16,549
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$437	$382
Accrued interest payable	134	180
Debt, current portion	144	115
Derivative liabilities, current	595	357
Other current liabilities	203	284
Total current liabilities	1,513	1,318
Debt, net of current portion	10,633	10,635
Long-term derivative liabilities	289	293
Other long-term liabilities	257	247
Total liabilities	12,692	12,493

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; authorized 100,000,000 shares, none issued and outstanding	—	—
Common stock, $0.001 par value per share; authorized 1,400,000,000 shares, 494,762,280 and 492,495,100 shares issued, respectively, and 455,000,065 and 457,048,970 shares outstanding, respectively	1	1
Treasury stock, at cost, 39,762,215 and 35,446,130 shares, respectively	(675)	(594)
Additional paid-in capital	12,351	12,335
Accumulated deficit	(7,625)	(7,500)
Accumulated other comprehensive loss	(236)	(248)
Total Calpine stockholders’ equity	3,816	3,994
Noncontrolling interest	61	62
Total stockholders’ equity	3,877	4,056
Total liabilities and stockholders’ equity	$16,569	$16,549

Calpine Reports First Quarter 2013 Results
May 2, 2013

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in millions)
Cash flows from operating activities:
Net loss	$(125)	$(9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense(1)	158	151
Deferred income taxes	(7)	(1)
Loss on disposition of assets	2	2
Unrealized mark-to-market activity, net	55	(224)
(Income) from unconsolidated investments in power plants	(8)	(9)
Stock-based compensation expense	8	6
Other	(2)	—
Change in operating assets and liabilities:
Accounts receivable	(45)	211
Derivative instruments, net	(36)	(66)
Other assets	(73)	20
Accounts payable and accrued expenses	(91)	(153)
Settlement of non-hedging interest rate swaps	—	151
Other liabilities	7	(8)
Net cash provided by (used in) operating activities	(157)	71
Cash flows from investing activities:
Purchases of property, plant and equipment	(176)	(181)
Settlement of non-hedging interest rate swaps	—	(151)
Decrease in restricted cash	54	23
Purchases of deferred transmission credits	—	(8)
Other	—	3
Net cash used in investing activities	$(122)	$(314)

(Table continues)

Calpine Reports First Quarter 2013 Results
May 2, 2013

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in millions)
Cash flows from financing activities:
Repayment under First Lien Term Loans	(6)	(4)
Borrowings from project financing, notes payable and other	73	114
Repayments of project financing, notes payable and other	(36)	(34)
Financing costs	(9)	(5)
Stock repurchases	(75)	(6)
Proceeds from exercises of stock options	9	—
Other	1	(4)
Net cash provided by (used in) financing activities	(43)	61
Net decrease in cash and cash equivalents	(322)	(182)
Cash and cash equivalents, beginning of period	1,284	1,252
Cash and cash equivalents, end of period	$962	$1,070

Cash paid during the period for:
Interest, net of amounts capitalized	$213	$226
Income taxes	$5	$6

Supplemental disclosure of non-cash investing activities:
Change in capital expenditures included in accounts payable	$17	$47
__________

(1)	Includes depreciation and amortization included in fuel and purchased energy expense and interest expense on our Consolidated Condensed Statements of Operations.

Calpine Reports First Quarter 2013 Results
May 2, 2013

REGULATION G RECONCILIATIONS

Net Loss, As Adjusted, Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance. These measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance.

Net Income (Loss), As Adjusted, represents net income (loss) attributable to Calpine, adjusted for certain non-cash and non-recurring items as previously detailed in Table 1, including debt extinguishment costs, unrealized mark-to-market (gain) loss on derivatives, and other adjustments. Net Loss, As Adjusted, is presented because we believe it is a useful tool for assessing the operating performance of our company in the current period. Net Loss, As Adjusted, is not intended to represent net income (loss), the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Commodity Margin includes our power and steam revenues, sales of purchased power and physical natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense, and realized settlements from our marketing, hedging and optimization activities including natural gas transactions hedging future power sales, but excludes the unrealized portion of our mark-to-market activity and other revenues. Commodity Margin is presented because we believe it is a useful tool for assessing the performance of our core operations, and it is a key operational measure reviewed by our chief operating decision maker. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net income (loss) attributable to Calpine before net (income) loss attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is presented because our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance. We believe Adjusted EBITDA is also used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Adjusted EBITDA is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is a performance measure and is not intended to represent net income (loss), the most directly comparable U.S. GAAP measure, or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports First Quarter 2013 Results
May 2, 2013

Commodity Margin Reconciliation

The following table reconciles our Commodity Margin to its U.S. GAAP results for the three months ended March 31, 2013 and 2012 (in millions):

	Three Months Ended March 31, 2013
					Consolidation
					And
	West	Texas	North	Southeast	Elimination	Total
Commodity Margin	$202	$76	$142	$41	$—	$461
Add: Unrealized mark-to-market commodity activity, net and other(1)	(37)	(11)	7	7	(7)	(41)
Less:
Plant operating expense	93	68	44	30	(8)	227
Depreciation and amortization expense	51	43	33	19	—	146
Sales, general and other administrative expense	4	17	6	5	1	33
Other operating expenses	9	1	7	2	(1)	18
(Income) from unconsolidated investments in power plants	—	—	(8)	—	—	(8)
Income (loss) from operations	$8	$(64)	$67	$(8)	$1	$4

	Three Months Ended March 31, 2012
					Consolidation
					And
	West	Texas	North	Southeast	Elimination	Total
Commodity Margin(2)(3)	$208	$109	$144	$56	$—	$517
Add: Unrealized mark-to-market commodity activity, net and other(1)	36	34	12	10	(8)	84
Less:
Plant operating expense	81	68	45	33	(6)	221
Depreciation and amortization expense	50	35	33	23	(1)	140
Sales, general and other administrative expense	8	11	6	8	—	33
Other operating expenses	11	2	9	1	(2)	21
(Income) from unconsolidated investments in power plants	—	—	(9)	—	—	(9)
Income from operations	$94	$27	$72	$1	$1	$195
_________

(1)	Includes $(16) million and $(8) million of lease levelization and $4 million and $4 million of amortization expense for the three months ended March 31, 2013 and 2012, respectively.

(2)	Our North segment includes Commodity Margin of $8 million for the three months ended March 31, 2012, related to Riverside Energy Center, which was sold in December 2012.

(3)	Our Southeast segment includes Commodity Margin of $11 million for the three months ended March 31, 2012, related to Broad River Energy Center, which was sold in December 2012.

Calpine Reports First Quarter 2013 Results
May 2, 2013

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net loss attributable to Calpine for the three months ended March 31, 2013 and 2012, as reported under U.S. GAAP.

	Three Months Ended March 31,
	2013	2012

Net loss attributable to Calpine	$(125)	$(9)
Income tax benefit	(50)	(6)
Debt extinguishment costs and other (income) expense, net	5	14
Loss on interest rate derivatives	—	14
Interest expense, net of interest income	174	182
Income from operations	$4	$195
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	146	141
Major maintenance expense	66	46
Operating lease expense	9	9
Unrealized (gain) loss on commodity derivative mark-to-market activity	57	(78)
Adjustments to reflect Adjusted EBITDA from unconsolidated investments(2)(3)	6	7
Stock-based compensation expense	8	6
Loss on dispositions of assets	2	2
Acquired contract amortization	4	4
Other	(16)	(7)
Total Adjusted EBITDA	$286	$325
Less:
Operating lease payments	9	9
Major maintenance expense and capital expenditures(4)	136	146
Cash interest, net(5)	180	191
Cash taxes	3	4
Other	1	2
Adjusted Free Cash Flow(6)	$(43)	$(27)

Weighted average shares of common stock outstanding (diluted, in thousands)	451,706	478,106
Adjusted Free Cash Flow Per Share (diluted)	$(0.10)	$(0.06)
_________

(1)	Depreciation and amortization expense on our Consolidated Condensed Statements of Operations excludes amortization of other assets.

(2)	Included on our Consolidated Condensed Statements of Operations in (income) from unconsolidated investments in power plants.

(3)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include unrealized (gain) loss on mark-to-market activity of nil for each of the three months ended March, 2013 and 2012.

(4)
Includes $66 million and $47 million in major maintenance expense for the three months ended March 31, 2013 and 2012, respectively, and $70 million and $99 million in maintenance capital expenditures for the three months ended March 31, 2013 and 2012, respectively.

(5)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(6)
Excludes an increase in working capital of $183 million and a decrease in working capital of $76 million for the three months ended March 31, 2013 and 2012, respectively. Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

Calpine Reports First Quarter 2013 Results
May 2, 2013

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three months ended March 31, 2013 and 2012. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable U.S. GAAP measures are provided above.

	Three Months Ended March 31,
	2013	2012

Commodity Margin	$461	$517
Other revenue	3	3
Plant operating expense(1)	(154)	(170)
Sales, general and administrative expense(2)	(29)	(30)
Other operating expenses(3)	(10)	(11)
Adjusted EBITDA from unconsolidated investments in power plants(4)	15	16
Other	—	—
Adjusted EBITDA	$286	$325
_________

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on dispositions of assets and other costs.

(2)	Shown net of stock-based compensation expense and other costs.

(3)	Shown net of operating lease expense, amortization and other costs.

(4)	Amount is comprised of income from unconsolidated investments in power plants, as well as adjustments to reflect Adjusted EBITDA from unconsolidated investments.

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance

Full Year 2013 Range:	Low	High
	(in millions)
GAAP Net Income (1)	$175	$335
Plus:
Interest expense, net of interest income	745	745
Depreciation and amortization expense	575	575
Major maintenance expense	205	205
Operating lease expense	35	35
Other(2)	65	65
Adjusted EBITDA	$1,800	$1,960
Less:
Operating lease payments	35	35
Major maintenance expense and maintenance capital expenditures(3)	370	370
Cash interest, net(4)	755	755
Cash taxes	15	15
Other	10	10
Adjusted Free Cash Flow	$615	$775

_________

(1)	For purposes of Net Income guidance reconciliation, unrealized mark-to-market adjustments are assumed to be nil.

(2)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, income tax expense and other items.

(3)
Includes projected major maintenance expense of $210 million and maintenance capital expenditures of $160 million. Capital expenditures exclude major construction and development projects. 2013 figures exclude a non-recurring IT system upgrade.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

Calpine Reports First Quarter 2013 Results
May 2, 2013

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for continuing operations:

	Three Months Ended March 31,
	2013	2012
Total MWh generated (in thousands)(1)	23,998	28,055
West	8,337	8,203
Texas	8,030	9,143
Southeast	3,722	5,722
North	3,909	4,987

Average availability	90.1%	90.3%
West	88.5%	93.5%
Texas	87.2%	85.7%
Southeast	94.1%	94.1%
North	92.3%	89.1%

Average capacity factor, excluding peakers(1)	47.6%	54.9%
West	61.6%	60.3%
Texas	47.8%	59.8%
Southeast	33.7%	48.7%
North	43.2%	47.1%

Steam adjusted heat rate (Btu/kWh)	7,345	7,272
West	7,287	7,140
Texas	7,162	7,081
Southeast	7,269	7,271
North	7,911	7,818
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.